UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 16, 2016
BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35805 (Commission File Number)	20-1496201 (IRS Employer Identification No.)
1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)
(208) 384-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On August 16, 2016, in connection with its previously announced offer of $350.0 million aggregate principal amount of its 5.625% senior notes due 2024 (the “Notes”), Boise Cascade Company (the “Company”) and certain of its subsidiaries, as guarantors, entered into a Purchase Agreement (the “Purchase Agreement”) with Wells Fargo Securities, LLC, as representative of the several initial purchasers named therein. Pursuant to the Purchase Agreement, the Company agreed to sell the Notes to the initial purchasers for resale to persons reasonably believed to be qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S of the Securities Act of 1933, as amended. Pursuant to the Purchase Agreement, the Company will deliver the Notes on August 29, 2016. The Notes will have an interest coupon of 5.625% and will be issued at par. The Company intends to use the net proceeds of the offering to repurchase or redeem any and all of its outstanding 6.375% senior notes due 2020 (the “2020 Notes”), to pay fees and expenses related to the offering of the Notes and incurred in connection with the repurchase or redemption of the 2020 Notes, and for general corporate purposes.
The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties.

The foregoing summary is qualified in its entirety to the complete text of the Purchase Agreement, a copy of which will be filed as an exhibit to our third quarter 2016 Form 10-Q filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ Wayne Rancourt
Wayne Rancourt Executive Vice President, Chief Financial Officer, and Treasurer
Date: August 19, 2016